Exhibit 10.19

Secured Debenture
(Lien Over all Assets)

Issued on the ____ day of the month of ________ in the year _______

By: Check-Cap Ltd. Registration No.: 51-425981-1 Whose address is: Aba Hushi Ave, Ussifiya, PO Box 1271 (hereinafter, the "Company")

In favor of: Bank Leumi Le-Israel B.M. (hereinafter, the "Bank")

☐	And in favor of the Bank's subsidiary in Israel and abroad1
(If this option is checked, Bank Leumi Le-Israel B.M. and any subsidiary in Israel and abroad shall hereinafter jointly and severally be called, the "Bank")

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	Secured Amounts

1.1.
This Debenture is issued to secure the full and accurate payment of all the amounts, whether in Israeli or foreign currency – principal, interest of any type whatsoever, including interest at the maximum rate (including linkage differentials, if any, resulting from the linkage of the principal and interest or any of them to any exchange rate or the Consumer Price Index or any other index), fees, bank charges and all manners of expenses due or to become due to the Bank from the Company from time to time, with respect to and/or in connection with the Secured Amounts, as defined below.

The term "Secured Amounts" shall mean:

a.
A foreign currency loan in the amount of one million US Dollars for a period until April 1, 2015 received and/or to be received by the Company, together with interest, maximum interest, linkage differentials (if any), exchange rate differentials (if any), fees, bank charges and all manner of expenses, all as set forth in the credit/loan documents executed and/or to be executed by the Company.

b.
Any debit balance in the Company's current monetary account that is created (or is increased) as a result of debiting such account for the amounts due or to become due to the Bank from the Company with respect to and in connection with the credit/loan set forth in subsection (a) above.

c.
Any debit balance in an arrears account used by the Bank at its discretion for the purpose of debiting such account for the amounts due or to become due to the Bank from the Company with respect to and in connection with the credit/loan set forth in subsection (a) above.

d.	Any credit/loan designed to discharge all or part of the amounts set forth in subsections (a)-(c) above.

Regardless of whether all or a portion of such amounts are due or become due to the Company, alone or together with others, directly or indirectly, in the present or future, in a specific manner or pursuant to a contingent liability, whether originating from banking or other matters, whether or not such amounts or a portion thereof were created under a court ruling, and whether their payment date occurs prior to or following the realization of the rights under this Debenture;

In addition, any other expense or amount which the Company is required or shall be required to pay under the terms of this Deed, including the interest as set forth in Section 1.2 below.

1 If this option is checked, all the provisions of this Debenture will apply, including with respect to the Bank's subsidiaries in Israel and abroad. See Section 24.5 below.

1.2.
The Company hereby undertakes to pay the Bank the Secured Amounts on their payment dates as determined and as shall be determined from time to time, including, without limitation, due to a demand for immediate payment and/or acceleration of payment under law and/or as agreed with the Company or – if no payment date has been determined – upon demand.

Any of the Secured Amounts set forth in Section 1.1 above that are not paid to the Bank, as aforementioned, shall bear interest at the maximum rate with respect to the period commencing as of the Company's original payment date and until the actual payment date.

1.3.
It is clarified and agreed that upon payment of all the amounts due and/or to become due to the Bank in connection with the credit line agreement dated January 4, 2015 between the Company and the Bank, including all the expenses, interest and other payments in connection with such amounts, in full, this Debenture and the liens created hereunder shall be cancelled in their entirety, and the Bank undertakes to perform any action and furnish any document reasonably required for the purpose of removing such lien, including from the Registrar of Companies' registers.

2.	No Early Repayment
The Company shall not be entitled to discharge the Secured Amounts prior to their agreed maturity date, unless it has such a right under law and such right may not be made conditional, or the Bank gives its prior written consent thereto.

The Bank may make any such early repayment contingent upon various conditions, including payment of an early repayment fee in the maximum amount which the Bank shall be entitled to charge by law, and other conditions upon which the Bank shall be entitled, by law, to condition the early repayment. It is hereby agreed that Section 13(b) of the Pledge Law, 5727-1967 and any section in lieu thereof shall not apply to the early repayment.

3.	Encumbered Property

As security for the full and accurate payment of the Secured Amounts, the Company hereby encumbers in favor the Bank:

3.1.	A first ranking fixed charge over the Company's goodwill.

3.2.
A first-ranking floating charge over the activities, businesses and all assets and rights of any type or form whatsoever in the Company's possession at present and/or which it may have at any time whatsoever in the future, subject to the limitations and rights of the Office of the Chief Scientist ("OCS") pursuant to the grant approvals specified on Exhibit A, the Encouragement of Industrial Research and Development Law, 5744-1984 (the "R&D Law") and the regulations promulgated thereunder, and the OCS guidelines and procedures as shall be in effect from time to time (the "Limitations and Rights of the OCS") and the limitations and rights pursuant to the agreement between the Company, the Bird Foundation and Synergy Research Inc. and the BIRD Foundation guidelines and procedure , as shall be in effect from time to time (the "Limitations and Rights of the BIRD Foundation").

Notwithstanding the aforementioned, the Bank hereby agrees to existing liens and the creation of future liens by the Company in favor of the First International Bank of Israel Ltd. securing debts/indentures of up to an aggregate amount of US$100,000 )hereinafter "the Charge in favour of the First International Bank of Israel Ltd".); For the sake of clarity, nothing contained herein shall derogate in any manner from the Company's right to create and/or issue any kind of securities free and clear of any liens, encumbrances and third party rights.

(All of the foregoing and any portion thereof shall hereinafter be called, the "Encumbered Property").

4.	Company's Representations With Respect to Encumbered Property

The Company represents that:

4.1.	The Encumbered Property is and shall at all times be the exclusive possession of the Company.

4.2.
The Encumbered Property is not pledged, encumbered, assigned or attached in favor of a third party and no restriction or condition apply, under any law or agreement, to the transfer of ownership therein, or to the pledge or encumbrance thereof, all with the exception of theLimitations and Rights of the OCS and the Limitations and Rights of the Bird Foundation and the Charge in favor of the First International Bank of Israel Ltd.

4.3.	The Company has not performed any other action which diminishes or is liable to diminish the value of the Encumbered Property.

5.	Company's General Representations

The Company hereby declares that:

5.1.
No event has occurred which, under the terms of this Debenture constitutes grounds for demanding the immediate repayment of the Secured Amounts, and it is not aware of any circumstances which may lead to the occurrence of such an event.

5.2.
The execution of this Debenture and the fulfillment of the undertakings contained herein does not contradict or conflict with the Company's incorporation documents, judgments, orders, directives or instructions of a court, quasi-legal body or any administrative authority, nor does it contradict or conflict with any agreement, undertaking or promise to which the Company is a party.

5.3.
The status of the Company's shareholdings, as of the date of this Debenture, is as detailed in the Registrar of Companies report of the Company's details, current as of the date of execution of this Debenture.

5.4.	The copies of the Company's incorporation documents which were furnished to the Bank by the Company are the full and updated documents.

6.	Company's Undertakings With Respect to the Encumbered Property

The Company hereby undertakes:

6.1.
To maintain, at all times, the Encumbered Property in a good and functional state of repair and to repair any damage, defect or malfunction in or of any portion thereof as a result of the use thereof or for any other reason, and, without derogating from its foregoing obligation, to notify the Bank immediately of any such damage, defect or malfunction;

6.2.	To enable the Bank, at any time, to inspect the condition of the Encumbered Property in its then-current location and to receive any information in connection therewith;

6.3.
Not to sell, rent (unless the transaction is within the Company's ordinary course of business and for market value) and not to provide, transfer, assign, lease or grant all or part of a right in any current or future asset, claim or right of the Company without the Bank's prior written consent.

"Market Value" is as defined in the Income Tax Ordinance (New Version).

6.4.	Not to waive or relinquish, in full or in part, any current or future asset, claim or right of the Company without the Bank's prior written consent.

6.5.	Not to remove from its possession or permit others to hold, use or operate the Encumbered Property without the Bank's prior written consent.

6.6.
Not to pledge, encumber or grant a right of lien in the Encumbered Property or any portion thereof, in any manner whatsoever, in rights that take precedence over, are equal or inferior to the rights granted to the Bank pursuant to this Debenture (subject to the Charge in favor of the First International Bank of Israel Ltd.), without the Bank's prior written consent.

6.7.
To fulfill all the lawful requirements pertaining to the Encumbered Property, including timely payment to the relevant authorities of all taxes and levies whatsoever, mandatory loans and payments applying or to apply to the Encumbered Property from time to time, and to maintain and renew as necessary all the licenses, patents, trademarks and other necessary rights in connection with its business activities and/or permits under which business is conducted. The Company further undertakes to conduct its business in such manner so as not to jeopardize, suspend or revoke any licenses, patents, trademarks and other rights provided in this Section above, or to cause any fine to be levied or a disqualification in connection therewith.

6.8.
To provide the Bank, from time to time and at its request, with a valuation of the Encumbered Property, prepared by a company that specializes in preparing valuations for assets of the type of the Encumbered Property, whose identity shall be approved by the Bank. To the extent the Company fails to furnish to the Bank such a valuation within the time frame stipulated in the Bank's demand – or, if no date is determined, within a reasonable period of time – the Bank may (but is not obligated to) perform its own valuation of the Encumbered Property, at the Company's expense, and it may for such purpose enter, alone or by means of others on its behalf, any place in which the Encumbered Property is located and/or records are kept with respect thereto, receive information and documents from third parties who are in possession of and/or keeping such records, including the Company's debtors, and to perform any action so required in order to perform the valuation.

6.9.
To enable the Bank, at its demand, to perform a field audit of the Encumbered Property by means of an auditor on behalf of the Bank and at the Company's expense, and to such end to permit it and/or a party on its behalf access to any place in which the Encumbered Property is located and/or where records are kept thereof, receive information and documents from third parties in possession of and/or who maintain such records, including the Company's debtors, and to perform any action so required for the purpose of the field audit.

6.10.
At all times to maintain insurance for the Encumbered Property for the full reinstatement value, covering the risks indicated by the Bank, from time to time with the insurance company or companies and in accordance with the terms agreed upon by the Bank. In addition, any time the Bank so determines and immediately upon its first demand, to purchase for the Encumbered Property any additional insurance or purchase insurance therefor from another insurance company or companies (the insurance company or companies to insure the Encumbered Property, as aforementioned, shall hereinafter be called, the "Insurance Companies").

6.11.
To comply with all the terms of the insurance, and in particular to pay the insurance premiums in a full and timely manner and to immediately furnish the policies to the Bank, and to furnish the Bank with receipts of the insurance premium payments within seven days of their payment date.

6.12.
To provide the Insurance Companies, immediately upon the issuance of this Debenture and upon purchasing any future insurance for the Encumbered Property or any portion thereof, a notice in the form that shall be satisfactory to the Bank, regarding the liens hereby created and the Bank's rights under this Debenture. Such notice shall include, inter alia, irrevocable instructions to the Insurance Companies to indicate the Bank as an irrevocable beneficiary under the insurance policy, to pay the Bank, directly, all the amounts due or to become due from them to the Company with respect to or in connection with the insurance for the Encumbered Property, and not to offset any amount from the insurance benefits payable to the Bank with respect to the Encumbered Property, with the exception of the outstanding insurance premium not yet paid for the current insurance year only. Such notice shall include a request for the insurance companies to furnish the Bank with a letter as set forth in Section 6.13 below.

6.13.
To provide the Bank, within seven days of the issuance of this Debenture and within seven days of purchasing any future insurance, as set forth above, a letter in the form that shall be satisfactory to the Bank, containing the Insurance Companies' confirmation to the bank of receiving the notice set forth in Section 6.12 above and their consent to adhere thereto, and their undertaking to notify the Bank, at least thirty days in advance, of the date of cancellation or expiration of any insurance.

6.14.
To sign, immediately upon the Bank's Demand, any document which, according to any law or in the Bank's opinion or under the terms of any insurance policy for the Encumbered Property or any portion thereof, are required or desirable for the fulfillment of all or a portion of the Company's undertakings under Sections 6.10, 6.11, 6.12 and 6.13 above, and not to modify any of the terms of any insurance with respect to all or a portion of the Encumbered Property without the Bank's prior written consent.

6.15.	To notify the Bank, immediately, of any seizure, recruitment, expropriation or confiscation of the Encumbered Property or any portion thereof.

6.16.
To furnish the Bank, immediately upon its first demand, with any license, approval, certificate, receipt or other document which the Bank believes will be required or desirable in proving the fulfillment of the Company's undertakings under this Section.

7.	Authorization

7.1.
The Company hereby irrevocably authorizes the Bank to perform, in its name and place and at its expense, any of the actions enumerated in Sections 6.8, 6.10, 6.11, 6.12, 6.13 and 6.14 above, to the extent any of the aforementioned actions are not performed by the Company or are not performed to the Bank's satisfaction. However, the granting of such authorization shall not exempt the Company from fulfilling any of its undertakings under this Debenture and shall not obligate the Bank to exercise such authorization, in whole or in part.

7.2.	Insurances purchased for the Encumbered Property by the Bank pursuant to such authorization may be in the Bank's name or the Company's name, at the Bank's sole discretion.

7.3.
In addition to the Bank's authorization as set forth in Section 7.1 above, the Company hereby irrevocably authorizes the Bank to perform, in its name and place and at its expense, any of the following actions: file any claim against the Insurance Companies in connection with the insurance for the Encumbered Property, and to reach an arrangement with them in connection with the insurance claims, as the Bank shall deem fit, including arrangements by way of settlement or waiver of all or part of the Company's rights, execute an arbitration agreement and collect the insurance amounts; all whether the insurance is procured or shall be procured by the Company or in its name or by the Bank.

The Company agrees that it shall not be entitled to perform any of the actions enumerated in this Section without the Bank's prior written consent.

7.4.
The Company hereby releases the Bank, in advance, from any liability in the event the Bank fails to exercise any of its powers under the aforementioned authorization, in particular, without derogating from the generality of the foregoing exemption, in the event the Bank fails to arrange any insurance, as aforementioned, or it fails to arrange the insurance in a timely and correct manner; and in the event the Insurance Companies fail to pay for any damage or loss due to a defect in the insurance form or due to a low insurance amount or lack of any demand or for any other reason; and the Company hereby waives in advance any argument and response towards the Bank with respect to or in connection with any claim, negotiations or arrangements made by the Bank, as set forth above; whether the insurance is purchased or shall be purchased by the Company or in its name or by the Bank.

7.5.
The Company undertakes to return to the Bank, immediately upon its first demand, any amount paid by the Bank pursuant to the aforementioned authorization, without derogating from the rights of lien and setoff available to the Bank under any instrument executed and/or to be executed by the Company towards the Bank and/or under applicable law.

8.	General Undertakings of Company

8.1.	The Company undertakes to provide the Bank immediate notice of the following:

8.1.1.
The occurrence of any event entitling or which may entitle the Bank to demand the immediate repayment of the Secured Amounts, as set forth in this Debenture and/or to realize the lien that is the subject of this Debenture. Without derogating from the foregoing, to immediately notify the Bank of any legal proceeding instituted against it and which may affect the content of the Encumbered Property or the ability to realize the rights therein.

8.1.2.
The imposition of an attachment, institution of enforcement proceedings or the filing of a motion to appoint a receiver for the Encumbered Property, and to provide immediate notification of the lien in favor of the Bank to the authority that imposed the attachment or instituted enforcement proceedings or was requested to appoint a receiver, as aforementioned, and to the third party who initiated or sought any of the foregoing or a portion thereof, and to implement the necessary immediate measures, at the Company's expense, to cancel the attachment, enforcement proceedings or the appointment of the receiver, as applicable.

8.1.3.	A decline in the value of the Encumbered Property in any manner whatsoever.

8.1.4.	A change in the Company's address.

8.2.	Undertakings Pertaining to Interested Parties
8.2.1.
It shall not provide interested parties and/or related individuals and/or entities any loans and/or assistance in receiving credit, nor shall it create guarantees in their favor without the Bank's prior written consent.

8.2.2.
It shall not return, pay or repay interested parties, in any manner whatsoever, any loan and/or funds which its shareholders loaned and/or shall loan the Company, and funds which the shareholders invested and/or shall invest in the Company, without the Bank's explicit prior written consent, other than payments pursuant to the Credit Line Agreement dated August 20, 2014 in accordance with its terms.

8.2.3.
To the extent funds are paid to the Company on account of its share capital, the Company shall provide the Bank with immediate notice thereof and shall transfer such funds to the Bank, and such funds shall be applied towards payment of the Secured Amounts.

8.2.4.	It shall notify interested parties in the Company of its undertakings towards the Bank pursuant to Sections 8.2.1 through 8.2.3.

8.3.	No Mergers

Prior a public offering of the Company's shares, the Company undertakes not to perform, undertake to perform or commence any proceedings for the performance of a merger with another/other company/companies without the Bank's prior written consent.

For such purpose, the Company undertakes to immediately furnish to the Bank any information and document which the Bank may require, at its discretion, with respect to the proposed merger, to enable it to determine its position regarding the merger.

"Merger" for purposes of this Deed shall mean a merger pursuant to Part Eight or Part Nine of the Companies Law, 5759-1999 and/or any action resulting in the acquisition of the majority of the company's assets by an individual or corporation, or pursuant to which the company acquires, directly or indirectly, the principal assets of another corporation or shares of another corporation which grant it control of such corporation. For purposes of this section, the term "Control" is as defined in the Securities Law, 5728-1968.

8.4.	Prohibition Against Issuing Bearer Securities

The Company shall refrain from issuing bearer securities without the Bank's prior written consent.

8.5.	Accounting Books

The Company undertakes to keep full and correct accounting books by law, in a regular and ongoing manner, and the Bank may, irrevocably and at any time, inspect and examine such books. Without derogating from the foregoing, the Company undertakes to furnish to the Bank, at its first demand, any balance sheet, statement, accounting ledger, card index, magnetic platform, film, books, supporting documents, additional documents and any information and explanation pertaining to the Company, as well as any information pertaining to its financial and operating state of affairs, and its property and business affairs, as required by the Bank. The Bank may irrevocably contact the Company's accountants and receive from them the foregoing, provided that the Company receives prior notice thereof.

8.6.	Furnishing of Financial Statements

Without derogating from the generality of the provisions of subsection 8.5 above, the Company undertakes to furnish to the Bank the Company's annual financial statements no later than May 31 of each year, or as determined by applicable law, audited by an auditor and pertaining to December 31 of the preceding year, on both a consolidated and unconsolidated basis, and including, inter alia, a balance sheet, profit and loss statements, cash flow and any other report that is required by the competent authorities (hereinafter, "Financial Statements"). The Company affirms that it has been notified that the failure to submit reports in a timely manner will constitute, inter alia, a violation of the instructions of the Bank of Israel and it agrees, in such instance, to pay the Bank compensation in the amount determined by the Bank to be reflective of the cost increment it incurred as a result of such violation. Nothing in the foregoing grants permission to the Company to delay the submittal of the Financial Statements or derogates from any other right of the Bank in the event of default.

8.7.	Furnishing Additional Reports

The Company undertakes to provide the Bank with a copy of any approval, notice, report or any other document it is required to furnish to the Registrar of Companies and/or Securities Authority pursuant and subject to applicable law, upon providing it to such entity.

9.	Independent Liens

The liens hereby created in favor of the Bank shall be independent of all collateral or securities which the Bank has already received or shall receive from or for the Company, and they shall not affect or be affected thereby, and shall serve as a continuing security, remaining in full force and effect until such time as the Bank shall confirm to the Company in writing that this Debenture is null and void; including if, at any time prior to the giving of such confirmation, the Company had no indebtedness to the Bank.

10.	Grounds for Immediate Repayment

In each of the instances specified below, the Bank may demand the immediate repayment of the Secured Amounts or any portion thereof. The Bank's notice to the Company of immediate repayment, as aforementioned, shall indicate the date of the demand (which shall not be earlier than the date of the event with respect to which the immediate repayment of all or a portion of the Secured Amounts is demanded), and the Secured Amounts whose immediate payment was sought, as aforementioned, shall bear interest at the maximum rate. The following are the instances:

10.1.
The Company fails to pay the Bank any amount due from it on account of the Secured Amounts in a timely manner as set forth in Section 1 above, and such default is not remedied within 14 days of its occurrence. It is emphasized that an extension of 14 days to remedy the default shall not be granted in instances in which the Bank believes that there is special urgency in demanding immediate repayment.

10.2.
An attachment is imposed on all or part of the Company's assets in an aggregate amount exceeding NIS 30,000 (hereinafter, the "Attachment"), and the Attachment is not removed within 14 days in the case of a permanent attachment or within 30 days in the case of a provisional attachment. It is emphasized that an extension of 14/30 days to remove the attachment shall not be given in instances of recurrent attachments or in instances in which the Bank believes that there is special urgency in demanding immediate repayment, or enforcement proceedings are instituted with respect to all or part of the Company's assets.

10.3.
A motion is filed against the Company for the appointment of a receiver over all or part of the Company's property, for liquidation or for the appointment of a preliminary temporary liquidator, liquidator, permanent and/or temporary and/or other receiver or special manager, or such an order is issued or a motion is filed for stay of proceedings or for a receivership order or to institute rehabilitation proceedings or the Company decides upon dissolution or a creditor meeting is convened to settle matters and such motions and/or orders are not vacated within 14 days of being issued. It is emphasized that an extension of 14 days to vacate the motions/orders shall not be given in instances of recurrent motions/orders or instances in which the Bank believes that there is special urgency in demanding immediate repayment.

10.4.
The Company's name is deleted or planned to be deleted from any register that is kept in accordance with the law and/or a warning is entered in a register maintained by the Registrar of Companies of the intention to register the Company as a defaulting company and/or the Company is registered in such register as a defaulting company and it fails to remove such entry within 14 days of being entered. It is emphasized that an extension of 14 days to remove such entry shall not be given in instances of recurrent entries or in instances in which the Bank believes that there is special urgency in demanding immediate repayment.

"Defaulting Company" – as defined in Section 362a of the Companies Law, 5759-1999.

10.5.
Negotiations commence between the Company and any of its creditors and/or shareholders and/or members for reaching a settlement or arrangement, including without limitation, pursuant to Section 350 of the Companies Law, or the Company announces its intention to commence such negotiations, or the court order the convening of meetings to approve a settlement or arrangement, or a motion is filed against the Company for the appointment of an expert to examine an arrangement or rehabilitation request or motion to grant an order for stay of proceedings or motion to appointment a functionary to implement rehabilitation proceedings or an order is issued in accordance with each of such motions.

10.6.	The Company ceases paying its debts.

10.7.
The Company adopts a resolution for voluntary dissolution, merger as defined in Section 8.3 above prior to a public offering of the Company's shares, split or restructuring, or the Company otherwise breaches it undertakings under Section 8.3 above without receiving the Bank's prior written approval therefor.

"Split" within its meaning in Part E(2) of the Income Tax Ordinance (New Version) or any provision of law in lieu thereof.

10.8.
There is a change in the control of the Company, directly or indirectly, in comparison to the state of affairs as of the date of execution of this Debenture, other than as a result of the issuance of shares of the Company to the public, if and to the extent such occurs and/or as a result of the issuance of securities pursuant to the Credit Line Agreement dated August 20, 2014 in accordance with its terms.

10.9.
Upon the occurrence of one of the following events to an individual controlling shareholder of the Company, directly or indirectly: a motion is filed for receivership of all or a portion of its property and/or such a receivership order is issued and/or a permanent and/or temporary and/or other receiver is appointment over all and/or a portion of its property, or it declares bankruptcy or a bankruptcy request or a motion for receivership is filed against it or it is declared bankrupt, and in the event of his death, or he is declared legally incompetent, is imprisoned or leaves the country.

10.10.	A transaction is performed with controlling shareholders of the Company in a manner that is likely to materially affect the Company's profitability, its property or its undertakings.

10.11.
The Company's business activities and/or production work or commercial activities are interrupted and not renewed within sixty days of such interruption or the majority of the Company's assets are sold.

10.12.	The Company materially alters its business activity or directs such activity to new areas of risk (such as activity oversees in high-risk sectors/areas) without the Bank's prior written consent.

10.13.
The Company breaches or fails to perform any of its undertakings towards the Bank and such breach is not remedied within 7 days of its occurrence, provided that the breach is not one of the other breaches specified in this Section (it is clarified that an extension of 7 days to remedy the breach shall not apply in instances of recurrent breach and/or in instances in which the Bank believes that there is special urgency in demanding immediate repayment) or an event or condition occur which constitute grounds for demanding immediate repayment, or it becomes apparent that any of the Company's declarations or approvals – whether the foregoing are included in this Debenture or another document which the Company signed or shall sign vis-à-vis the Bank – are incorrect or inaccurate.

10.14.
An event or circumstances occur at any time whatsoever which, in the Bank's opinion, worsen or jeopardize the Bank's ability to collect full and timely payment of the Secured Amounts (including a material adverse change in the Company's financial situation and/or activities and/or business affairs and/or its customers are downgraded by a credit rating company) and/or the Bank believes that such event or circumstances have potential to occur, whether or not such event or circumstances are dependent on the Company.

10.15.
The Bank discovers that the Encumbered Property has lost or is likely to lose a considerable percentage of its value, or the Company adopts a resolution or performs another action which may harm the Bank's rights in the Encumbered Property or the possibility of realizing such property.

10.16.	The Company issues bearer securities without the Bank's prior written consent.

10.17.
Any license/franchise received by the Company is revoked or modifications are made to any of the terms of such license/franchise. Notwithstanding the foregoing, if the license/franchise received by the Company is renewed within 7 days, the foregoing shall not be deemed to be a breach of this Section other than in instances in which the Bank believes that there is special urgency in demanding immediate repayment.

10.18.	The Company uses the proceeds of the credit it received from the Bank for purposes other than the purpose for which the Bank agreed to provide such credit, without the Bank's prior written consent.

10.19.	The Company fails to provide the Bank with a valuation pursuant to Section 6.8 above.

10.20.	The Company fails to enable the Bank to perform a field audit pursuant to Section 6.9 above.

10.21.	The Company fails to fulfill its undertakings with respect to insurance for the Encumbered Property in accordance with Sections 6.10, 6.11, 6.12, 6.13 and 6.14 above.

10.22.	The Company fails to provide the Company with financial statements under Section 8.6 above.

10.23.
An event occurs, the outcome of which is likely to entitle any entity in Israel and/or abroad, pursuant to any instrument executed and/or to be executed by the Company, to the right to demand immediate payment of all or part of the Company's obligations and undertakings toward such party, including in the event such party does not exercise such right.

10.24.
One of the circumstances enumerated in this Section above occurs, mutatis mutandis, to any guarantor who has guaranteed repayment of the Secured Amounts and/or any party who has provided collateral to secure such amounts in favor of the Bank and/or a company held by the Company and whose activity is material to the Company.

11.	Proceedings and Realization

11.1.
The Bank affirms and consents that the granting of a floating lien with respect to the Company's intellectual property which was developed through grants the Company received from the OCS and, and its realization in favor of the Bank, will be implemented exclusively subject to the provisions of the Encouragement of Industrial Research and Development Law, 5744-1984.

11.2.
Subject to the provisions of Section 11.1 above, upon the occurrence of one of the events specified in the previous section, the Bank shall be entitled to employ all the means it deems appropriate in order to collect the Secured Amounts from the Company and to institute any proceeding so required, in the Bank's opinion, to safeguard its rights under this Debenture. This includes, without derogating from the generality of its rights, realization of the rights in the Encumbered Property, whether by means of appointing a receiver or manager or in any other manner it may determine.

The Company hereby agrees that the receiver and/or manager so appointed shall be deemed to be the attorney-in-fact of the Company and it shall be vested with all the powers afforded to the Company, including the powers specified below:

11.1.1.	To receive the Encumbered Property or any portion thereof, to take possession thereof and to remove any person or object located thereon on behalf of the Company.

11.1.2.	To manage the Company's business affairs as it deems fit.

11.1.3.
To sell or agree to the sale of the Encumbered Property, in whole or in part, or to transfer it in any other manner in accordance with the terms it so determines, and to use the proceeds from such sale to cover the Secured Amounts.

11.1.4.
To realize, collect and take any action necessary vis-à-vis the various authorities to realize the Company's tax-related rights with respect to the Encumbered Property, including receiving any exemption and/or discount and/or dispensation and/or right to offset losses of any type whatsoever.

11.1.5.	To take any other action in connection with all or part of the Encumbered Property, as it so determines.

11.2.
All amounts to be collected by the Bank from the realization of the rights in the Encumbered Property, as well as all the amounts paid to the Bank as set forth in Sections 7.3 and 8.2.3 shall, to the extent they suffice, be applied  for the purposes detailed below, in the order in which they appear:

11.2.1.
In discharge of the expenses incurred as a result of the realization of the rights in the Encumbered Property, including the appointment and payment of the fees of the receiver or manager, and any expense incurred in the institution of any proceedings by the Bank to safeguard its rights under the Debenture, as set forth in Section 13 below;

11.2.2.
In discharge of all other expenses, fees, bank charges, interest and additional amounts resulting from linkage of interest, whose due date has arrived and which have not been paid to the Bank by the Company;

11.2.3.	In discharge of principal amounts and additional amounts resulting from the linkage of principal, whose due date has arrived and have not yet been paid to the Bank by the Company;

11.2.4.
For deposit in a special account or other account with the Bank in the Company's name, which shall serve as collateral for the full discharge of the remaining Secured Amounts, without derogating from the rights of lien and offset available to the Bank under any instrument executed and/or to be executed by the Company vis-à-vis the Bank and/or under applicable law. Unless otherwise agreed in writing between the Company and the Bank, the aforementioned amounts shall be deposited in an interest-bearing shekel deposit, payable upon demand, in the manner that is then-customary for the Bank with respect to customers' shekel deposits. In the event such deposit is not customary at the Bank at the time, the amounts shall be deposited from time to time in an interest-bearing shekel deposit for the shortest time period then-customary in the Bank with respect to customers' shekel deposits. The Company shall not be entitled to withdraw the amounts deposited in such special or other account, or otherwise take action in or with respect thereto other than with respect to such portion of the amounts that exceeds the Secured Amounts.

12.	Interest in Legal Claims

In the event that the Bank files a claim against the Company for payment of any amount due or to become due to the Bank on account of the Secured Amounts, such amount shall bear interest at the maximum rate with respect to the period commencing as of the date of filing the claim and up to the actual date of full payment, and the Company hereby agrees that the judicial authority may award such interest against it.

13.	Expenses

All the reasonable expenses pertaining to stamp duty related to this Debenture, the registration of this Debenture with the Registrar of Companies or its realization or cancellation, in whole or in part, or with respect to any claim that is filed by the Bank with respect to amounts due or to become due to the Bank from the Company on account of the Secured Amounts, reasonable expenses related to the actions which the Bank shall perform as part of its authority under this Debenture, as well as expenses in connection with proceedings instituted by the Bank to safeguard its rights under this Debenture, including the fees of the Bank's attorney, shall be borne by the Company (subject to applicable law). The attorney fees to apply shall be as determined in a ruling or decision by a court or quasi-judicial entity, and, in the absence of any such ruling or decision – as agreed upon between the Bank and the Company. In the absence of any such agreement – in accordance with the minimum rate quoted by the Israel Bar Association, whether or not such right is mandatory, and if no such minimum rate is published – fees that are reasonable under the circumstances of the matter. Without derogating from the Bank's right under the rights of offset afforded to the Bank under any instrument executed and/or to be executed vis-à-vis the Bank by the Company and/or by law, the Company hereby undertakes to pay the Bank, immediately upon its first demand, any such expense, together with Maximum Interest as defined below, with respect to the period commencing as of the date of issuance thereof by the Bank and up to the actual date of payment. The Bank may debit any account of the Company with the Bank for any payment due to it under this Section, whether it is in credit or in overdrawn, on the debit date, and regardless of whether it becomes overdrawn as a result of such debit.

14.	Interest Accrual

Any interest mentioned in this Debenture which is due from the Company to the Bank, including Maximum Interest and arrears interest which accrues each month, as is customary at the Bank from time to time, during any other period of time with respect to which the accrual of interest shall be permitted under law, shall itself bear interest at the same rate.

15.	Books of the Bank

15.1.	All Entries in the Bank's books, a copy of such Entries or of any section thereof or the last page thereof shall serve as admissible evidence of the veracity of the contents thereof.

15.2.
The Company shall examine every copy of all invoices, notices and letters furnished or otherwise sent to it by the Bank or by means of an automatic device, or via computer terminal, and shall submit to the Bank its written comments thereon, if any, within 60 (sixty) days of the date of delivery or dispatch by the Bank. Copies of invoices, notices or letters transmitted to the Company via an automatic device or computer terminal, as stated above, shall be deemed to have been provided to the Company by the Bank.

16.	Waivers

A waiver by the Bank in favor of the Company of a prior breach of, or non-compliance with, any one or more of their undertakings towards the Bank, whether such undertaking be contained in this Debenture or in any other instrument, shall not be construed as a justification or a pretext for another breach or non-compliance with any such terms or undertakings. The abstention by the Bank from exercising any right granted thereto under this Debenture or any other instrument or under law shall not be deemed to be a waiver of such right. No waiver or settlement by the Bank shall bind the Bank unless made in writing.

17.	Other Instruments

Nothing in this Debenture affects and/or derogates from the Company's undertakings towards the Bank under instruments of any type whatsoever which the Company has executed and/or shall execute vis-à-vis the Bank or from the Bank's rights under such instruments.

18.	Addresses and Notices

The Company's address for purpose of sending mail, including court pleadings, shall be the address designated above as the mailing address or any other Israeli address of which the Bank shall provide the Bank written notice. With the Bank's consent, the Company may also provide the Bank an e-mail address for purposes of sending mail, which address shall be deemed to be the Company's address for all intents and purposes.
The Bank may, at its election, send or deliver any notice, demand, copies of invoices or any other instrument whatsoever (including a marketable instrument) to the Company via regular mail or in another manner (including via an automatic device or computer terminal or e-mail), and instruments sent to the Company to the above address via regular mail shall be deemed to have been received by the Company within 72 hours of being sent. The Bank's written confirmation of any delivery or transmittal and the date and delivery method thereof shall serve as prima facie proof towards the Company of the delivery, transmittal and date specified therein.

19.	Applicable Law

The laws of the State of Israel shall govern this Debenture and the instruments referenced herein or related hereto and the interpretation hereof.

20.	Place of Jurisdiction

The Company hereby consents that exclusive jurisdiction for purposes of this Deed shall be given to the court in the city that is in closest proximity to the branch at which its account is managed, of the following cities: Jerusalem, Tel Aviv, Haifa, Beersheba, Nazareth or Eilat, or – at the claimant's election – the court in closest proximity to the branch at which the Company's account is managed.

21.	Definitions

In this Debenture, the following terms shall be interpreted as set forth below, unless another interpretation is ascribed to them in the relevant section:

21.1.	"Bank" – any of its branches or offices, in Israel or abroad.

21.2.
"Bank's Customary Rate" means the "Agreed Rate" or "Bank Leumi Rate" as defined below, as determined by the Bank from time to time in light of the type and sum of the purchase or sale of the relevant foreign currency.

Exchange commissions, and any tax, levy, mandatory payment or other payment shall apply to any such purchase or sale.

Notwithstanding, the Company may submit to the Bank, a reasonable time in advance, a request to transact such purchase or sale in accordance with the Agreed Rate in lieu of the Bank Leumi Rate, and to the extent the Bank's then-current practice is to perform a transaction of the same type and amount as the purchase or sale of the relevant foreign currency in accordance with the Agreed Rate, such acquisition or sale shall be transacted in accordance with the Agreed Rate.

"Bank Leumi Rate" – with respect to each sale of foreign currency by the Company or crediting of the Company's account in Israeli currency for the counter value of the foreign currency – shall mean the rate of checks and transfers or banknotes, as applicable, to be determined by the Bank at the relevant time as the "Bank Leumi Rate" at which the Bank will purchase from its customers the relevant foreign currency against Israeli currency;
With respect to any purchase of foreign currency by the Company or debiting of its account in Israeli currency against a foreign currency conversion, the term shall mean the rates of checks and transfers or banknotes, as applicable, as shall be determined at the relevant time by the Bank as being the Bank Leumi Rate at which the Bank will sell to its customers the relevant foreign currency against Israeli currency.

"Agreed Rate" – with respect to any purchase or sale of foreign currency by the Company in exchange for Israeli currency, the last sale or purchase rate, as applicable, of checks and transfers or banknotes, as applicable, which is determined by the Bank prior to such sale or purchase for actions of the same type and amount, and which the Company agreed would apply with respect to such purchase or sale.

21.3.	"Interested Party" – as defined in the Securities Law, 5728-1968.

21.4.	"Subsidiary" – as defined in the Securities Law, 5728-1968.

21.5.
The term "Bank's Books" shall be construed to include any book, register, bank account or deposit statement, loan agreement, letter of undertaking, deed signed by the Company, ledger sheet, tape, any methods of data storage for purpose of electronic computers and any other data storage methods made during the Bank's ordinary course of business;

21.6.
"Maximum Interest" or "Interest at the Maximum Rate" shall mean the highest interest rate customary at the Bank, from time to time (including the increment for exceptional interest) with respect to the then-current debit balance in checking accounts/current loan accounts/current savings/foreign currency accounts (according to account type and circumstances) with overextended credit and/or outstanding balances that have not been paid to the Bank in a timely manner. However, to the extent that the law has prescribed a maximum rate of arrears interest with respect to a particular amount out of the Secured Amounts which is not paid in a timely manner, such amount shall bear interest at the maximum rate permitted under such law.

21.7.
"Entries" shall be construed to include any entry or copy thereof, whether recorded or copied in handwriting or by typewriter and whether recorded or copied by any method of printing, duplication or photography (including microfilm or microfiche) or by means of any mechanical, manual, magnetic, optical, electrical or electronic device or by means of electronic computer recording or by any other method of recording or displaying words or figures or other symbols customary among banks.

21.8.	"Control" is as defined in the Securities Law, 5728-1968.

22.	Cooperative Society

In the event this Debenture is executed by a cooperative society (hereinafter, "Society"), the following shall apply:

22.1.
Wherever the term "Company" appears in this Debenture, it shall refer instead to "Society." The foregoing shall also be the case, accordingly, with respect to any word deriving from the word "Company."

22.2.	Wherever the words, "Registrar of Companies" appear in this Debenture, such term shall refer instead to "Registrar of Cooperative Societies."

23.	Headings

The headings of the sections of this Debenture are for convenience only and are not to be construed in interpreting this Debenture.

IN WITNESS WHEREOF, the Company has affixed its signature on the date above-written:

______________________________________________________
Check-Cap Ltd.

Exhibit A

Grant Approvals

The following Grant Approvals of the OCS: 41122, 43950,44720 ,45895, 46810, 47598 and 52736.

Addendum A

Existing liens and the creation of future liens by the Company in favor of the First International Bank of Israel Ltd. securing debts or indentures of up to an aggregate amount of US$100,000.